Exhibit 10.1

March 1, 2014

Roger O. Goldman
13660 Rivoli Drive
Palm Beach Gardens, FL 33410

Dear Roger:

The Board of Directors of Seacoast Banking Corporation of Florida ("Seacoast") would like to enter into this letter agreement with you to memorialize the terms pursuant to which your service as our independent Lead Director will continue. This letter agreement replaces the letter agreement between Seacoast and you dated October 24, 2012 and is effective March 1, 2014 (“Effective Date”).

We believe your background and experience in our industry, your deep knowledge of industry trends and competition, your demonstrated leadership skill as a board member at Seacoast and other organizations, and your previous experience as a senior operating executive uniquely qualify you for this important Board position. Moreover, your understanding of and experience in building successful boards will be an important component to our growth as a company and a board. We believe a more dynamic role for the Lead Director is an emerging best practice for progressive companies in many fast changing industries, including banking.

As a Director of Seacoast and as Lead Director of Seacoast your responsibilities will generally include the following:

•	Collaborating with the Board and the CEO in establishing short term and long term strategies, objectives, goals, and programs for Seacoast and its subsidiaries;

•	Working with the CEO to provide leadership and direction, and to guide the activities of Seacoast to ensure short and long term profitability, equitable treatment and development of employees, maintenance of a good corporate community relationship and productive relationships with investors and the financial community at large;

•	Actively participating in meetings of Seacoast's Board of Directors, reading materials distributed prior to the meetings and sharing experience and expertise during Board discussions, as well as supporting decisions that are arrived at by the Board and management;

•	Collaborating with the Board and CEO to support and maintain a corporate governance framework that ensures sound risk management, affirms high standards of business conduct, emphasizes the importance of integrity and honesty in the conduct of business, and ensures the integrity of Seacoast's controls and procedures, including internal control over financial reporting;

Roger O. Goldman March 1, 2014 Page 2

•	Collaborating with the Board and CEO to benchmark the Board's skill set and to establish the appropriate composition of board members under a strong corporate governance framework;

•	Providing direction and guidance over personnel activities that affect the CEO, including salary, incentives, and performance objectives, to ensure solid efforts toward the attainment of Company goals;

•	Collaborating with the Board and CEO to guide and support board member new business development, customer acquisition and retention activities; and

•	Other duties as further described in our Corporate Governance Guidelines or as the CEO, the Board and the Lead Director may agree.

Your compensation as our Lead Director will have several elements which are designed to provide an appropriate compensation value while also aligning with the interests of our shareholders. The compensation elements are as follows:

Compensation

•	During your service as Lead Director, you will receive an annual retainer and meeting fees equal to that paid to other Seacoast Directors who do not serve as committee chairs in accordance with our standard practice for director fees.

•	You will receive an annual Lead Director fee of $275,000 to be paid in a combination of cash, restricted stock and other stock based compensation elements as mutually agreed by April 30, 2014.

•	If you voluntarily resign from the Board, any amounts not yet paid in cash or any shares of restricted stock that remain unvested at that time shall be forfeited. Should you be unable to continue to serve due to death or disability, one half of all unvested shares will vest immediately and one half of any unpaid cash payments due over the current remaining term will be paid immediately. As a best practice, the Board will consider the role of Lead Director on an annual basis. If you are not reelected as Lead Director or to the Board or if you are removed as Lead Director or from the Board, for any reason, during a term, all unvested shares will immediately vest and any unpaid cash payments over the remaining term will be paid immediately.

•	On March 1, 2014, you will receive a grant under the Seacoast Banking Corporation of Florida 2013 Incentive Plan of 200,000 nonstatutory options to purchase $0.10 par value Seacoast common stock with an exercise price equal to the fair market value of the stock on the grant date, as evidenced by, and in accordance with the terms of, a nonstatutory stock option agreement entered into by and between you and Seacoast effective March 1, 2014.

Roger O. Goldman March 1, 2014 Page 3

Other Terms

•	All travel expenses and all reasonable staff or customer entertainment expenses will be reimbursed by Seacoast consistent with our normal reimbursement policy.

•	Any extraordinary use of your office staff will be reimbursed by Seacoast based on actual expenses incurred.

•	We will provide an additional annual stipend of $20,000 to you in lieu of housing reimbursement.

•	Within 30 days of the Effective Date, you and Seacoast will execute a mutually agreeable lease agreement covering your occupancy of certain office space in our PGA building.

•	This letter agreement will remain in effect for three (3) years following the Effective Date and will automatically renew for successive three (3) year terms on the first day of each month following the Effective Date.

The Board looks forward to your service as Lead Director. Please indicate your acceptance of the terms of this letter by signing below.

Sincerely,

/s/Dennis S. Hudson, III

Dennis S. Hudson, III
Chairman and Chief Executive Officer

Agreed and accepted:

/s/ Roger O. Goldman
Roger O. Goldman

March 1, 2014
Date of Acceptance